EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-252736 and 333-264766) on Form S-8 and the registration statement (No. 333-254181) on Form S-3 of our report dated February 28, 2024, with respect to the consolidated financial statements of California Resources Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Los Angeles, California
February 28, 2024